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                     July 5, 2023

       Jeremiah R. Bickham
       Executive Vice President and Chief Financial Officer
       Ryan Specialty Holdings, Inc.
       Two Prudential Plaza
       180 N. Stetson Avenue
       Suite 4600
       Chicago, IL 60601

                                                        Re: Ryan Specialty
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40645

       Dear Jeremiah R. Bickham:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance